                                                                     EXHIBIT 2.1




                            STOCK PURCHASE AGREEMENT


                 THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of May 12, 1998 by and among LFD Holding Corp., a Delaware corporation (the "Company"), Broughton Foods Company, an Ohio corporation (the "Purchaser"), and the persons identified on the attached Schedule of Sellers (each, a "Seller" and collectively, the "Sellers"). The Company, the Purchaser and the Sellers are sometimes referred to herein as the "Parties". Unless otherwise indicated, capitalized terms used but not defined prior to the first usage herein are defined in Section 10.1.

                 WHEREAS, the authorized capital stock of the Company consists of 200,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common"), 120,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common"), 12,500 shares of Class C Common Stock, par value $0.01 per share (the "Class C Common," and together with the Class A Common and the Class B Common, collectively, the "Common Stock") and 5,000 shares of Preferred Stock, par value $0.01 (the "Preferred Stock," and together with the Common Stock, the "Shares");

                 WHEREAS, the Company has issued options to acquire 4,961 shares of Common Stock (the "Options");

                 WHEREAS, the Sellers own beneficially and of record 100% of the issued and outstanding Shares and Options, in each case in the amounts set forth opposite each Seller's name on the Schedule of Sellers; and

                 WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, each Seller desires to sell to the Purchaser, and the Purchaser desires to acquire from each Seller, all of the Shares owned by such Seller.

                 NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein, and of the mutual benefit derived hereby, the Parties, intending to be legally bound, agree as follows:





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                                   ARTICLE I

                          PURCHASE AND SALE OF SHARES





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         1.1     PURCHASE AND SALE OF THE SHARES.  On the terms and subject to the conditions set forth herein, at the Closing (as defined below), each Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, the Shares, free and clear of any Liens.

         1.2 THE BASE PURCHASE PRICE. For purposes of this Agreement, the "Base Purchase Price" for 100% of the Shares shall be equal to:

                          (a)     $19,000,000.00; minus

                          (b) the amount as of the Closing Date of Third Party Debt owed by the Company and its subsidiaries, including any prepayment penalties relating thereto.

         1.3 THE CLOSING ESTIMATE. Not more than ten nor less than five business days prior to the Closing Date, the Sellers shall, in good faith, prepare and deliver to the Purchaser an estimate of Net Working Capital as of the Closing Date (the "Sellers Estimated Working Capital"). Unless within the 2-day period following the Sellers' delivery of the Sellers Estimated Working Capital the Purchaser tenders written notice to the Sellers setting forth any and all items of disagreement related to the Sellers Estimated Working Capital, the Sellers estimate of Net Working Capital shall be considered the final estimate. If Sellers and Purchaser cannot agree on an estimate of the Net Working Capital, such estimate will be deemed to be equal to the average of the Sellers' and Purchaser's good faith determinations thereof. The amount of Net Working Capital as finally estimated pursuant to this Section 1.3 is referred to herein as the "Estimated Working Capital." For purposes of this Article I, "Net Working Capital" means, with respect to the Company and its subsidiaries, accounts receivables, inventory, prepaid expenses and other current assets (other than cash) less trade accounts payable and other current liabilities (excluding any current portion of Third Party Debt). All calculations of Net Working Capital under this Agreement, whether estimates or otherwise, shall be determined in accordance with GAAP.

         1.4 THE PRELIMINARY PURCHASE PRICE. The "Preliminary Purchase Price" shall be equal to (i) the Base Purchase Price, plus (ii) an amount, which may be negative, obtained by subtracting $2,093,832.00 from Estimated Net Working Capital.

         1.5 THE CLOSING BALANCE SHEET AND CLOSING STATEMENT. Promptly, but in any event within 90 days, after the Closing Date, the Sellers shall prepare and deliver to the Purchaser a draft balance sheet as of the Closing Date (the "Closing Balance Sheet") and a statement based thereon (the "Closing Statement") setting forth the actual Net Working Capital as of the Closing Date (the "Actual Net Working Capital"). Unless within the 25-day period following the Sellers' delivery of the Closing Statement, the Purchaser tenders written notice to the Sellers (the "Dispute Notice") setting forth any and all items of disagreement related to the Closing Statement (each, an "Item of Dispute"), the Closing Statement shall be conclusive and binding upon the Purchaser and the Sellers. If the Purchaser delivers a Dispute Notice to the Sellers within such 25-day period, the Purchaser and the Sellers shall use reasonable efforts to resolve their differences concerning the Items of Dispute, and if any Item of Dispute is so resolved the Closing Statement shall be modified if necessary to reflect such resolution. If any Item of Dispute remains unresolved after 15 days from the Sellers' receipt of the Dispute Notice, the Purchaser and the Sellers shall jointly retain Price Waterhouse L.L.P. (the "Accounting Firm") to resolve such remaining disagreement. The Purchaser and the





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Sellers shall request that the Accounting Firm render a determination as to each unresolved Item of Dispute within 45 days of its retention, and the Purchaser and the Sellers shall cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The Accounting Firm's determination as to each Item of Dispute submitted to it shall be in writing, shall conform with Section 1.3, and shall be conclusive and binding upon the Purchaser and the Sellers, and the Closing Statement shall be modified if necessary to reflect such determination. The Accounting Firm shall allocate its costs and expenses between the Purchaser and the Sellers based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.

         1.6 THE FINAL PURCHASE PRICE. The Final Purchase Price shall be determined on the following date: (i) if a Dispute Notice is not tendered by the Purchaser within the 25 days following delivery of the Closing Statement, the second business day following the end of such 25-day period, or (ii) if a Dispute Notice is properly tendered by the Purchaser, the second business day following the final resolution pursuant to Section 1.5 of all Items of Dispute specified in such Dispute Notice. The "Final Purchase Price" shall be equal to
(i) the Base Purchase Price, plus (ii) an amount, which may be negative, obtained by subtracting $2,093,832.00 from Actual Net Working Capital, as set forth in the Closing Statement (after modification pursuant to Section 1.5, if any).

         1.7     THE POST-CLOSING ADJUSTMENT PAYMENT.

                 1.7.1 PAYMENT BY THE PURCHASER. If the Final Purchase Price is greater than the Preliminary Purchase Price, the Purchaser shall, within five business days after the date the Final Purchase Price is determined under Section 1.6, deliver to the Sellers a cashier's or certified check or wire transfer of immediately available funds in an aggregate amount equal to the Final Purchase Price minus the Preliminary Purchase Price (plus simple interest on such difference at a rate of 6% per annum from the Closing Date through the date of payment).

                 1.7.2 PAYMENT BY THE SELLERS. If the Final Purchase Price is less than the Preliminary Purchase Price, the Sellers shall, within five days after the date the Final Purchase Price is determined under Section 1.6, deliver to the Purchaser an amount equal to the Preliminary Purchase Price minus the Final Purchase Price (plus simple interest on such difference at a rate of 6% per annum from the Closing Date through the date of payment). The obligations of the Sellers under this Section 1.7.2 shall be several (and not joint), based upon the Common Stock Percentages set forth on the Schedule of Sellers.

         1.8 ALLOCATION OF PURCHASE PRICE AMONG THE SELLERS. The Preliminary Purchase Price shall be allocated among the Sellers in accordance with the attached Allocation Schedule. Any payment to the Sellers under
Section 1.7.1 shall be allocated in accordance with the Common Stock Percentages set forth on the Schedule of Sellers.





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                                   ARTICLE II

                                  THE CLOSING

         2.1 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis, or at such other place as may be mutually agreeable to each of the Parties, at 10:00 a.m., local time, on May 20, 1998, or two businesses days after the conditions to Closing set forth in Article V have been satisfied or waived, or at such other place or on such other date as may be mutually agreeable to the Parties. The time and date of the Closing are referred to herein as the "Closing Date." At the Closing, each Seller shall deliver to the Purchaser share certificates evidencing the Shares, registered in the Purchaser's or its nominee's name, upon payment of the Preliminary Purchase Price. At Closing, Purchaser shall deliver to the Sellers (to the accounts designated by the Sellers at least 5 business days before the Closing Date) the Preliminary Purchase Price, to be allocated in accordance with Section 1.8, upon delivery of the share certificates evidencing the Shares. Each Seller hereby agrees that (a) 10% of the portion of the Preliminary Purchase Price payable to such Seller in respect of such Seller's Common Stock shall be paid into an account (as described in Section 6.5(a)(iv)) and (b) $200,000 in the aggregate allocated among the Sellers in accordance with the Common Stock Percentages set forth on the Schedule of Sellers from the portion of the Preliminary Purchase Price payable to such Seller shall be paid into an account (as described in Section 6.5(a)(v)).


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         3.1 REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each Seller, with respect to itself and not jointly with respect to any of the other Sellers, hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

                 3.1.1 AUTHORIZATION. Such Seller has the power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by such Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of such Seller in the case of a Seller that is a corporation or partnership. Such Seller has duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

                 3.1.2 NO CONFLICTS. The execution, delivery and performance by such Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (a) any applicable law applicable to such Seller,
(b) the certificate of incorporation or by-laws or other organizational documents of such Seller (in the case of a Seller that





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is a corporation or partnership) or (c) any material contract, agreement or other instrument to which such Seller is a party or by which such Seller is bound.

                 3.1.3 TITLES TO SHARES. Such Seller is the record and beneficial owner of, and has good tide to, the Shares and Options set forth opposite such Seller's name on the attached Schedule of Sellers, free and clear of any and all Liens and any restrictions on transfer (other than restrictions under the federal and state securities laws and other than pursuant to agreements among the Sellers that will be terminated at Closing). Such Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require the Seller to sell, transfer or otherwise dispose of any capital stock of the Company (other than this Agreement and other than pursuant to agreements among the Sellers that will be terminated at Closing). Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company, other than pursuant to agreements among the Sellers that will be terminated at Closing.

                 3.1.4 BROKERS, FINDERS, ETC. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of such Seller in such manner as to give rise to any valid claim against the Purchaser for any brokerage or finder's commission, fee or similar compensation.

                 3.1.5 CAPITALIZATION. To such Seller's Knowledge, (a) the Schedule of Sellers sets forth 100% of the equity holders of the Company (together with 100% of the equity securities held by such holders), and (b) the Company holds 100% of the stock of London's Farm Dairy, Inc., a Delaware corporation.

         3.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

                 3.2.1 CORPORATE STATUS. The Purchaser is an Ohio corporation duly organized, validly existing and in good standing under the laws of the State of Ohio with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                 3.2.2 AUTHORIZATION. The Purchaser has the corporate power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of the Purchaser. The Purchaser has duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).

                 3.2.3 NO CONFLICTS. The execution, delivery and performance by the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not





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conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (a) any applicable law applicable to the Purchaser, (b) the certificate of incorporation or by-laws or other organizational documents of the Purchaser or (c) any material contract, agreement or other instrument to which the Purchaser is a party or by which the Purchaser is bound, except that pursuant to Section 8.1 of a Credit Agreement, dated as of March 30, 1998, between Purchaser and National City Bank, prior written consent to the transaction contemplated by this Agreement must be received from National City Bank, which consent Purchaser intends to seek.

                 3.2.4 AVAILABLE FUNDS. The funds on hand together with the line of credit under the Purchaser's existing credit facility as described in more detail on Purchaser's Financing Schedule are sufficient to pay the Preliminary Purchase Price on the Closing Date and to make all other necessary payments by it in connection with the transactions contemplated hereby.


                 3.2.5 BROKERS, FINDERS, ETC. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against any Seller for any brokerage or finder's commission, fee or similar compensation.


                                   ARTICLE IV

                             PRE-CLOSING COVENANTS

         4.1 HSR ACT APPROVALS. The Purchaser and the Company shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby. The Purchaser and the Company shall bear the costs and expenses of their respective filings; provided that the Purchaser shall pay all filing fees in connection with the HSR Act.

         4.2     PRE-CLOSING COVENANTS OF THE COMPANY.

                 4.2.1 CONDUCT OF BUSINESS. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by the Purchaser in writing (which consent shall not be unreasonably withheld or delayed), the Company will:

                          (a)     operate its business in the ordinary course;
         and

                          (b) keep in full force and effect its corporate existence.

                 4.2.2 PRE-CLOSING ACCESS AND INFORMATION. During the term of this Agreement, the Company shall give the Purchaser and its accountants, counsel, consultants, employees and agents, reasonable access, during normal business hours and upon reasonable notice, to all documents and information, with respect to the Company's properties, assets, books, contracts, commitments, reports and records (except for confidential information or privileged documents), as





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the Purchaser may from time to time reasonably request. In addition, the
Company shall permit the Purchaser and its accountants, counsel, consultants, employees and agents, reasonable access to such personnel of the Company during normal business hours and upon reasonable notice as may be necessary to the Purchaser in its review of the properties, assets and business affairs of the Company. Any such reviews and meetings will be arranged through representatives of Key Equity Capital Corporation.

                 4.2.3    PRE-CLOSING ACTIONS.

                          (a) The Company shall use its reasonable efforts to make the filings referred to in Section 4.1 promptly (and in any event within five business days) following the date hereof, to respond promptly to any requests for additional information made by any applicable agencies and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date. In the event of legal proceedings asserting that the transactions contemplated by this Agreement constitute a violation of applicable antitrust or competition laws, the Company shall be entitled to participate in such proceedings at their own expense.

                          (b) Without limiting in any way the provisions of subsection (a) above and Section 4. 1, from the date hereof to the Closing Date, the Company will, as promptly as practicable, use reasonable efforts to file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by the Company pursuant to applicable law in connection with this Agreement and the consummation of the other transactions contemplated hereby, except for any such actions the failure of which to take would not have a Material Adverse Effect.

                          (c) At all times prior to the Closing, the Sellers shall promptly notify the Purchaser in writing of any fact, condition, event or occurrence that will result in the failure of any of the conditions contained in Sections 5.1 or 5.3 to be satisfied promptly upon the Sellers becoming aware of the same.

         4.3     PRE-CLOSING COVENANTS OF THE PURCHASER.

                 4.3.1    PRE-CLOSING ACTIONS.

                          (a) From the date hereof to the Closing Date, the Purchaser agrees to use reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the expected Closing Date.

                          (b) The Purchaser will use its reasonable efforts to make the filings referred to in Section 4.1 promptly (and in any event within five business days) following the date hereof, to respond promptly to any requests for additional information made by any applicable agencies and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date.





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                          (c)     Without limiting in any way the provisions of
         subsection (b) above and Section 4.1, from the date hereof to the Closing Date, the Purchaser will, as promptly as practicable, use reasonable efforts to file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by the Purchaser pursuant to applicable law in connection with this Agreement and the consummation of the other transactions contemplated hereby, except for any such actions the failure of which to take would not have a material adverse effect on the financial condition or operating results of Purchaser.

                          (d) At all times prior to the Closing, the Purchaser shall promptly notify Sellers in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Sections 5.1 and 5.2 to be satisfied by the Purchaser promptly upon Purchaser becoming aware of the same.

         4.3.2 CONFIDENTIALITY. At all times prior to the Closing, the Purchaser will treat and hold as such any confidential information it receives from the Sellers, the Company or any of its Affiliates or any of their respective agents or representatives in accordance with the terms of the certain confidentiality agreement entered into between Purchaser and Key Equity Capital Corporation dated as of January 23, 1998 (the "Confidentiality Agreement").


                                   ARTICLE V

                              CONDITIONS PRECEDENT

         5.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of the Parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

                 5.1.1 HSR ACTION NOTIFICATION. In respect of the notifications of the Purchaser and the Company pursuant to the HSR Act, the applicable waiting period and any extensions thereof shall have expired or been terminated.

                 5.1.2 NO INJUNCTION, ETC. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any order, injunction, decree or judgment of any court or other Governmental Authority.

                 5.1.3 NO MATERIAL ADVERSE EFFECT. Since December 31, 1997, there has occurred no fact, event or circumstance (including any litigation matter) which has had or is reasonably likely to have a Material Adverse Effect.

         5.2 CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:





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                 5.2.1    REPRESENTATIONS; COVENANTS.  The representations and
warranties of the Sellers contained in Section 3.1 of this Agreement shall be true and correct in all material respects at and as of the Closing Date and the Sellers and the Company shall have duly performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

                 5.2.2 FINANCING. The Purchasers shall have received the financing for the transaction, as described in Section 3.2.4.

         5.3 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligation of the Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of the following additional conditions:

                 5.3.1 REPRESENTATIONS, COVENANTS. The representations and warranties of the Purchaser contained in Section 3.2 of this Agreement shall be true and correct in all material respects at and as of the Closing Date and the Purchaser shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                 5.3.2 RESOLUTIONS. The Purchaser shall have delivered to the Sellers copies of the resolutions duly adopted by the Purchaser's board of directors authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby.


                                   ARTICLE VI

                         OTHER COVENANTS AND AGREEMENTS

         6.1     COVENANTS AND AGREEMENTS OF THE SELLERS.

                 6.1.1 FURTHER ASSURANCES. Following the Closing, the Sellers shall from time to time execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Purchaser, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

         6.2     COVENANTS AND AGREEMENTS OF THE PURCHASER.

                 6.2.1 FURTHER ASSURANCES. Following the Closing, the Purchaser shall from time to time execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Sellers, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

                 6.2.2    POST-CLOSING ACCESS AND INFORMATION.





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                          (a)     After the Closing Date, the Purchaser will
         (and will cause each of its Affiliates and its Affiliates' respective accountants, counsel, consultants, employees and agents to) give the Sellers, and their accountants, counsel, consultants, employees and agents, full access, during normal business hours and upon reasonable notice, to all employees, documents, records, work papers and information with respect to all of such Person's properties, assets, books, contracts, commitments, reports and records relating to the Company for a reasonable business purpose, as the Sellers may from time to time reasonably request. In addition, the Purchaser shall permit the Sellers to make copies at its own expense of any of the above mentioned documents, records and information.

                          (b) The Purchaser will retain all books and records relating to the Company in accordance with Purchaser's usual and customary document retention policies.

         6.3     EXPENSES.

                          (a) Except as otherwise provided herein (and except with respect to the fees and expenses of the Company's accountants for work performed at the written request of and for the benefit of the Purchaser, which fees and expenses shall be the responsibility of the Purchaser), the Sellers, on the one hand, and the Purchaser, on the other hand, shall bear their respective expenses, costs and fees (including attorneys' and accountants' fees) in connection with the transaction contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

                          (b) All transfer, documentary, sales, use, stamp, registration, value-added and other taxes and fees, including any penalties and interest thereon incurred in connection with this Agreement (if any) shall be paid by the Purchaser when due.

         6.4     CERTAIN AGREEMENTS AMONG THE SELLERS.

                          (a) Each Seller holding Options agrees as follows: at the Closing, such Seller agrees that all unvested Options will be automatically canceled without the payment of any consideration and without any further action by any Person (including such Seller and the Company).

                          (b) The Sellers identified on the Schedule 6.4(b) issued promissory notes to the Company in connection with each such Seller's purchase of securities from the Company. Each such Seller agrees that his or her promissory note will be repaid using proceeds from the sale of Shares to the Purchaser hereunder. Accordingly, each Seller identified on the Schedule 6.4(b) directs the Purchaser to pay to the Company (in complete satisfaction of such Seller's obligations under such promissory notes), on such Seller's behalf, a portion of the proceeds otherwise payable to such Seller equal to the outstanding principal balance of such Seller's promissory note(s), together with all accrued and unpaid interest thereon as of the Closing Date, all as set forth on the Schedule 6.4(b).





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                          (c)     Effective as of the Closing Date, the Sellers
         agree that the agreements listed on the Schedule 6.4(c) shall be terminated and of no further force and effect.

                          (d) The determination of each Seller to enter into this Agreement and to sell to the Purchaser all of the Shares owned by such Seller pursuant to this Agreement has been made by such Seller independent of any other Seller and independent of any statements or opinions as to the advisability of such sale which may have been made, given by or implied by the actions of any other Seller or by any agent or employee of any other Seller. Each Seller has had an opportunity to ask questions and receive answers concerning the terms and conditions hereunder of the sale of the Shares owned by such Seller and has had full access to such other information concerning the Company and the terms and conditions of the sale of the Shares owned by such Seller as he, she or it has requested. It is acknowledged and agreed by each of the Sellers that, at the request of the Sellers, Key Equity Capital Corporation has coordinated the negotiations with the Purchaser of this Agreement and the other documents and transactions contemplated hereby. In addition, it is acknowledged and agreed by each of the Sellers that Key Equity Capital Corporation has not acted on behalf of such Seller (as agent, advisor or otherwise) in connection with the transactions contemplated hereby. In consideration of Key Equity Capital Corporation's efforts, the Sellers have agreed that the Company shall pay (i) a closing fee to Key Equity Capital Corporation of $400,000.00 and (ii) the reasonable costs, fees and out-of-pocket expenses incurred by or at the direction of Key Equity Capital Corporation in connection with the transactions contemplated hereby, including the reasonable fees and expenses of Key Equity Capital Corporation's counsel, Kirkland & Ellis.

                          (e) By signing below, Earle T. Holsapple agrees to indemnify each other Seller and hold harmless each other Seller against any Loss which such Seller may suffer, sustain or become subject to as a result of any amounts paid by such Seller under
         Section 8.2.1(c) (solely to the extent related to matters described in Section 1(b) of the Specified Claims Schedule).

         6.5     APPOINTMENT OF REPRESENTATIVES.

                          (a) Powers of Attorney. Each of the Sellers irrevocably constitutes and appoints Key Capital Corporation and John
         F. Kirby (together, the "Representatives"), acting together or alone, as such Person's true and lawful attorney-in-fact and agent and authorizes the Representatives acting for such Person and in such Person's name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the following transactions contemplated by this Agreement, as fully to all intents and purposes as such Person might or could do in person:

                                  (i)      to determine the Estimated Working
                          Capital in accordance with Section 1.3, prepare the Closing Statement and Closing Balance Sheet and reach agreement with Purchaser with respect to Actual Net Working Capital as contemplated by Section 1.5 or select an Accounting Firm to make a determination thereof;

                                  (ii)     to determine the time and place of
                          Closing, determine whether the conditions to Closing set forth in Article V have been satisfied (or to waive such conditions), terminate this Agreement as provided in Article VII and amend this Agreement to extend the termination dates provided in Article VII;

                                  (iii)    to receive the Preliminary Purchase
                          Price on behalf of such Seller and to distribute such funds in accordance with Section 1.8;

                                  (iv)     to retain 10% of the portion of the
                          Preliminary Purchase Price payable to such Seller in respect of such Seller's Common Stock for the purpose of contributing such amount into an account established by Key Capital Corporation to provide security for the Sellers obligations under Section
                          1.7.2 (and under the Specified Claims Schedule) (the "Account") and to distribute such funds to the Purchaser to the extent required under Section 1.7.2 (it being understood by each Seller that such Seller's obligations under Section 1.7.2 could exceed the amount set aside in the account);

                                  (v)      to retain an additional $200,000 in
                          the aggregate (allocated among the Sellers in accordance with the Common Stock Percentages set forth on the Schedule of Sellers) for the purpose of contributing such amount to the Account from the portion of the Preliminary Purchase Price payable to such Seller in respect of such Seller's Common Stock to provide security for the such Seller's obligations, if any, pursuant to the attached Specified Claims Schedule and to distribute such funds in connection with any resolution of such claims (it being understood by each Seller that such Seller's obligations under the Specified Claims Schedule could exceed the amount set aside in the account);

                                  (vi)     upon the final determination of
                          Actual Net Working Capital and the payment of any post-closing adjustment pursuant to Section 1.7 (and all reasonable costs and expenses incurred in connection therewith), to distribute any remaining amounts in the account described in Section 6.5(a)(iv) to the Sellers in accordance with Section 1.8;

                                  (vii)    to receive notices of any claims
                          relating to the matters described on the Specified Claims Schedule, to elect and, if elected, to assume control of the defense of any such claims (including the employment of counsel) to reach an agreement with respect to or settle any proceeding relating to such claims or to pay any amounts (including all reasonable fees and expenses incurred in connection therewith) from the account described in Section 6.5(a)(v) in respect of any such claims;

                                  (viii)   upon the belief of the
                          Representatives, acting together or alone, that the issues relating to Section 1 of the Specified Claims Schedule have been (or are likely) resolved, to distribute any remaining amounts in the account described in Section 6.5(a)(v) to the Sellers in accordance with the Common Stock Percentages set forth on the Schedule of Sellers (it being understood by each Seller that such Seller's obligations under the Specified Claims Schedule will not be affected by the release of such amounts); and

                                  (ix) to take any and all action on behalf of such Person from time to time as a Representative may deem necessary or desirable to fulfill the interests and purposes of this Section 6.5(a).

Each of the Sellers grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Representatives may lawfully do or cause to be done by virtue hereof. Each of the Sellers further acknowledges and agrees that upon execution of this Agreement, any delivery by the Representatives of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Representatives pursuant to this Section 6.5, such Person shall be bound by such documents as fully as if such Person had executed and delivered such documents.

                          (b)     Liability of the Representatives. No
         Representative shall have by reason of this Agreement a fiduciary relationship in respect of any Seller. No Representative shall be liable to any Seller for any action taken or omitted by him hereunder or under any other document hereunder, or in connection therewith, except that no Representative shall be relieved of any liability imposed by law for gross negligence or willful misconduct. No Representative shall be liable to any Seller for any apportionment or distribution of payments made by him in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. No Representative shall be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Each of the Sellers acknowledges and agrees that the Representatives shall not be obligated to take any actions and shall be entitled to take such actions as the Representatives deem appropriate in such Representatives' sole discretion.

                          (c) Actions of the Representatives. Each Seller agrees that Purchaser shall be entitled to rely on any action taken by the Representatives, on behalf of the Sellers, pursuant to Section 6.5(a) above (each, an "Authorized Action"), and that each Authorized Action shall be binding on each Seller as fully as if such Person had taken such Authorized Action.

                                  ARTICLE VII

                                  TERMINATION

         7.1 ABILITY TO TERMINATE. The Parties may terminate this Agreement as provided below:

                          (a) the Company, the Purchaser and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                          (b) the Purchaser may terminate this Agreement by giving written notice to the Sellers if the Closing shall not have occurred on or before June 12, 1998 by reason of the failure of any condition precedent under Section 5.1 or 5.2 (unless the failure results primarily from the Purchaser breaching any representation, warranty, or covenant contained in this Agreement); and

                          (c) the Sellers may terminate this Agreement by giving written notice to the Purchaser if the Closing shall not have occurred on or before June 12, 1998 by reason of the failure of any condition precedent under Section 5.1 or 5.3 (unless the failure results primarily from the Sellers or the Company breaching any representation, warranty, or covenant contained in this Agreement).

         7.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party; provided, however, that the provisions contained in Sections 4.3.2 (Confidentiality), 6.3 (Expenses), Article IX and (to the extent applicable)
Article X shall survive termination; and provided, further, that any termination of this Agreement pursuant to subparagraphs (b) and (c) of Section
7.1 by reason of any breach of any representation and warranty or failure to perform or comply with any covenant or other agreement contained herein shall not relieve the breaching or defaulting Party from any liability for breach of contract to the other Party hereto.


                                  ARTICLE VIII

         SURVIVAL, INDEMNIFICATION AND RELATED MATTERS

         8.1     SURVIVAL.

                 8.1.1 POST CLOSING AGREEMENTS. The representations, warranties, covenants and agreements set forth in this Agreement (other than in Articles IV and V) shall survive the Closing. The covenants and agreements set forth in Articles IV and V shall not survive the Closing.

                 8.1.2 NO RECOURSE. The Parties acknowledge and agree that, except as specifically provided in Section 8.2, after the Closing, no claim or action of any kind whatsoever shall be brought by any Party or any such Party's Affiliates against, and no recourse shall be brought or granted against, any other Party or such other Party's Affiliates by virtue of or based upon any representation, warranty, covenant or agreement set forth in this Agreement (including, without limitation, any alleged misstatement or omission respecting any inaccuracy therein or breach thereof).

         8.2     INDEMNIFICATION.

                 8.2.1 BY THE SELLERS. After the Closing occurs, and subject to the terms and provisions of this Agreement, each of the Sellers, with respect to itself and not jointly with respect to any of the other Sellers, will indemnify the Purchaser and hold it harmless against any Loss which the Purchaser may suffer, sustain or become subject to as a result of:

                          (a) any failure of such Seller to perform any covenant or agreement applicable to such Seller;

                          (b)     any breach of or inaccuracy of any
         representation or warranty by such Seller set forth in Section 3.1 above; and

                          (c) any amounts owed by such Seller pursuant to the attached Specified Claims Schedule.

                 8.2.2 BY THE PURCHASER. After the Closing occurs, and subject to the terms and provisions of this Agreement, the Purchaser and the Company (jointly and severally) will indemnify each Seller and hold such Seller harmless against any Loss which such Seller may suffer, sustain or become subject to as a result of:

                          (a) any failure of the Purchaser to perform any covenant or agreement applicable to the Purchaser;

                          (b)     any breach of or inaccuracy of any
         representation or warranty by the Purchaser set forth in Section 3.2 above;

                          (c)     the failure to obtain any Consent or
         Governmental Approval necessary to be obtained in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

                          (d) the ownership, use or operation of the Company or its subsidiaries (or their respective businesses and assets) by any Person and at any time, whether before or after the Closing Date (it being understood that this subsection (d), in the case of any Seller, shall not apply to any Losses arising out of any fraudulent activities undertaken by such Seller).

         8.3 LIMITATIONS ON INDEMNIFICATION. Neither the Purchaser, on one hand, nor the Sellers, on the other hand, shall have any obligation to indemnify the other Party against any breach of or inaccuracy of any representation or warranty set forth in Article III, to the extent that the other Party knew was breached or inaccurate as of the Closing.

         8.4 EXCLUSIVE REMEDY; WAIVER AND RELEASE. The indemnification provided under Section 8.2 for money damages shall be the Purchaser's and the Sellers' sole and exclusive remedies, each against the other, with respect to matters arising under this Agreement of any kind or nature, or relating to the Company and the ownership, operation, management, use or control of the Company, its subsidiaries and their respective assets and operations.

         8.5     ACKNOWLEDGMENT BY THE PURCHASER.

                          (a)     The Purchaser has conducted, to its
         satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its subsidiaries. In making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied on the results of its own independent investigation and verification and the representations and warranties of the Sellers expressly and specifically set forth in this Agreement, including the Schedules attached hereto.

                          (b)     WITHOUT LIMITING THE GENERALITY OF SECTION
         8.1 OF THIS AGREEMENT, THE PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING UPON ANY REPRESENTATION OR WARRANTY OF THE SELLERS (OTHER THAN AS SET FORTH IN SECTION 3.1) OR ANY REPRESENTATION OR WARRANTY OF THE SELLERS' OR THE COMPANY'S RESPECTIVE AFFILIATES, AGENTS OR ADVISORS (INCLUDING, WITHOUT LIMITATION, ANY INFORMATION, PROJECTION OR PROMISE CONTAINED IN ANY MATERIALS DELIVERED BY OR ON BEHALF OF THE SELLERS OR THE COMPANY). EXCEPT AS SET FORTH IN SECTIONS 8.1, 8.2 AND 8.3, THE SELLERS ARE SELLING, AND THE PURCHASER IS ACQUIRING, THE SHARES ON AN "AS IS, WHERE IS" BASIS.

         8.6     ARBITRATION.

                          (a) The Parties shall attempt in good faith to promptly resolve any dispute arising out of or relating to this Agreement.

                          (b) If the dispute has not been resolved by negotiation, then upon the written request of either Party, such dispute shall be resolved by binding arbitration conducted in accordance with the Rules of the Center for Public Resources ("CPR") Institute for Dispute Resolution by a sole arbitrator. To the extent not governed by such rules, such arbitrator shall be directed by the Parties to set a schedule for determination of such dispute that is reasonable under the circumstances. The arbitration will be conducted in Cleveland, Ohio. The arbitration will be governed by the United States Arbitration Act, 9 U. S.C. Sections 1 -16 and the Patent Arbitration Act, 35 U.S.C. Section 294. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

                          (c) In the event the Parties have not resolved a dispute pursuant to Sections 8.6(a) above, the Parties hereby acknowledge and agree that such discussions shall be deemed in the nature of settlement discussions and that neither the fact that the discussions took place nor any statement or conduct of any participant in such discussions shall be admissible into evidence in any subsequent arbitration or other dispute resolution proceeding involving the Parties, and any disclosure in any form, including oral, by any person participating in such discussions shall not operate as a waiver of any privilege, including attorney work product or attorney client privilege.


                                   ARTICLE IX

                                 MISCELLANEOUS

         9.1 SEVERABILITY. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

         9.2 NOTICES. All notices, requests, demands, waivers and other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) sent by registered or certified mail, return receipt requested, postage prepaid or (iii) sent by next-day or overnight mail or delivery.

If to the Sellers:

To the addresses set forth on the attached Schedule of Sellers with a copy (in the case of notices to Key Equity Capital Corporation or the Representatives), which will not constitute notice to such Person to:

Kirkland & Ellis
200 East Randolph Drive
Chicago, Illinois 60601
Attn:    Matthew E. Steinmetz
Fax No. (312) 861-2200
Confirm No. (312) 861-2356

If to the Company:

LFD Holding Corp.
2136 Pine Grove Avenue
Port Huron, Michigan 48060
Attn:   President
Fax No. (810) 984-3139
Confirm No. (810) 984-5111

If to the Purchaser:

Broughton Foods Company

210 North Seventh Street
P. O. Box 656
Marietta, OH 45750
Attn:  Philip Cline
          Todd Fry
Fax No. (740 ) 376-9301
Confirm No. (800) 283-2479

with a copy, which will not constitute notice to the Purchaser, to:

Huddleston, Bolen, Beatty, Porter & Copen
611 Third Avenue
P. O. Box 2185
Huntington, West Virginia 25722-2185
Attn: Thomas J. Murray
Fax No. (304) 522-4312
Confirm No. (304) 529-6181

or, in each case, at such other address as may be specified in writing to the other Parties.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery on the date after such delivery, (ii) if by certified or registered mail, on the seventh business day after the mailing thereof (iii) if by next-day or overnight mail or delivery, on the day delivered provided that an additional copy is also sent by telecopy (with confirmation of receipt).

         9.3 ENTIRE AGREEMENT. This Agreement (including the Schedules hereto), the Confidentiality Agreement and other documents contemplated hereby (when executed and delivered) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

         9.4 COUNTERPARTS. The Parties may execute this Agreement in separate counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

         9.5 GOVERNING LAW, ETC. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Ohio, without giving effect to any choice of law or conflict provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Ohio to be applied. In furtherance of the foregoing, the internal law of the State of Ohio will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

         9.6 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

         9.7 ASSIGNMENT. This Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Party hereto.

         9.8 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights upon any person or entity other than the Parties and their respective successors and permitted assigns and Key Capital Corporation and John F. Kirby in the case of Section 6.5.

         9.9 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party.

         9.10 AMENDMENT, WAIVERS, ETC. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

         9.11 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a party of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

         9.12 NO STRICT CONSTRUCTION; INTERPRETATION. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction will be applied against any Person.


                                   ARTICLE X

                                  DEFINITIONS

         10.1    DEFINITION OF CERTAIN TERMS.  The terms defined in this
Section 10.1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this
Agreement:

                 "Affiliate" of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

                 "Agreement" means this Stock Purchase Agreement, including the Schedules hereto.

                 "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

                 "GAAP" means United States generally accepted accounting principles, applied on a basis consistent with the preparation of the Company's December 31, 1997 audited financial statements.

                 "Governmental Approval" means any Consent of any Governmental Authority.

                 "Governmental Authority" means any nation or government, any state or other political subdivision thereof.

                 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and rules and regulations promulgated thereunder.

                 "Lien" means any mortgage, pledge or security interest.

                 "Loss" means any loss, liability, deficiency, damage or expense.

                 "Material Adverse Effect" means a material adverse effect on the financial condition or operating results of the Company and its subsidiaries (taken as a whole).

                 "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

                 "reasonable efforts" means reasonable efforts which are commercially reasonable under the circumstances, excluding the payment of any money or other consideration to any third party or the commencement of any litigation or arbitration.

                 "Third Party Debt" means any indebtedness for borrowed money. For clarification, Third Party Debt also shall not include any obligations under capital leases.

         10.2    OTHER DEFINITIONAL PROVISIONS.

                          (a) Accounting Terms. Accounting terms (if any) which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of such accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

                          (b) "Hereof," etc. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Section, clause and Schedule references contained in this Agreement are references to Sections, clauses and Schedules in or to this Agreement, unless otherwise specified.

                          (c) Successor Laws. Any reference to any particular law or regulation will be interpreted to include any revision of or successor to such law or regulation regardless of how it is numbered or classified.


                     *        *        *        *        *

                 IN WITNESS WHEREOF, the Parties have duly executed this Stock Purchase Agreement as of the date first above written.

                       LFD HOLDING CORP.

                       By: /s/ Karen M. Earley
                           ----------------------------------------------------

                       Name: Karen M. Earley
                             --------------------------------------------------

                       Its: Secretary
                            ---------------------------------------------------


                       BROUGHTON FOODS COMPANY

                       By: /s/ Marshall T. Reynolds
                           ----------------------------------------------------

                       Name: Marshall T. Reynolds
                             --------------------------------------------------

                       Its: Chairman
                            ---------------------------------------------------


                       SELLERS

                       KEY EQUITY CAPITAL CORPORATION

                       By: /s/ J.F. Kirby
                           ----------------------------------------------------

                       Name: J.F. Kirby
                             --------------------------------------------------

                       Its: General Partner
                            ---------------------------------------------------


                        /s/ Bela Szigethy
                        -------------------------------------------------------
                       Bela Szigethy

                       /s/ Alan Walther
                       --------------------------------------------------------
                       Alan Walther

                       /s/ Robert Wainio
                       --------------------------------------------------------
                       Robert Wainio





                [Signature page to the Stock Purchase Agreement]

                BANK OF AMERICA ILLINOIS, AS TRUSTEE FOR THE KEVIN R. EVANICH IRA ROLLOVER TRUST

                By:/s/
                   ------------------------------------------------------------


                Its: Vice President
                    -----------------------------------------------------------


                 /s/ Karen Earley
                 --------------------------------------------------------------
                Karen Earley

                 /s/ Tom Laudenslager
                ---------------------------------------------------------------
                Tom Laudenslager

                 /s/ Darrell Austin
                ---------------------------------------------------------------
                Darrell Austin

                 /s/ Earle T. Holsapple
                ---------------------------------------------------------------
                Earle T. Holsapple